Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces First Quarter Fiscal 2016 Results

Lakewood, Colorado, January 28, 2015. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its first quarter of fiscal year 2016 and confirmed its outlook for fiscal 2016.

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) for the first quarter of fiscal year 2016 and 2015 in conformity with U.S. generally accepted accounting principles (GAAP), the Company is presenting EBITDA, which is a non-GAAP financial measure. The reconciliation from the nearest comparable GAAP financial measure to this non-GAAP financial measure is provided at the end of this earnings release.

Highlights for First Quarter Fiscal 2016 Compared to First Quarter Fiscal 2015

●	Net sales increased 15.0% to $167.8 million;

●	Daily average comparable store sales increased 3.6%;

●	Net income increased 5.2% to $3.7 million, with diluted earnings per share of $0.17;

●	EBITDA increased 11.5% to $12.7 million; and

●	Opened four new stores in the first quarter of fiscal 2016, resulting in unit growth rate of 17.6% for the twelve month period ended December 31, 2015.

“We continue to focus on new store investments while controlling expenses and maintaining profitability,” said Kemper Isely, Co-President. “We have clear direction on how we intend to manage expenses and margin going forward while we implement various initiatives designed to increase sales.”

Operating Results — First Quarter Fiscal 2016 Compared to First Quarter Fiscal 2015

During the first quarter of fiscal 2016, net sales increased $21.9 million, or 15.0%, over the same period in fiscal 2015 to $167.8 million, primarily due to a $16.6 million increase in sales from new stores and a $5.3 million, or 3.6%, increase in comparable store sales. The 3.6% increase in daily average comparable store sales in the first quarter of fiscal 2016 followed a 6.2% increase in the first quarter of fiscal 2015 and was driven by a 1.9% increase in daily average transaction count and a 1.7% increase in average transaction size. Daily average mature store sales increased 0.4% in the first quarter of fiscal 2016. For fiscal 2016, mature stores include all stores open during or before fiscal year 2011.

Gross profit during the first quarter of fiscal 2016 increased 14.2% over the same period in fiscal 2015 to $48.3 million, primarily driven by an increase in the number of comparable stores. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 28.8% during the first quarter of fiscal 2016, compared to 29.0% in the first quarter of fiscal 2015. Gross margin was negatively impacted by an increase in occupancy costs, partially offset by an increase in product margin, both as a percentage of sales. Gross margin was positively impacted by increases in product margin across most departments. Occupancy costs as a percentage of sales increased in the first quarter of fiscal 2016 compared to the comparable period in fiscal 2015, primarily due to higher occupancy costs at newer stores(1).

Store expenses during the first quarter of fiscal 2016 increased $4.9 million, or 15.6%, to $35.9 million. Store expenses were 21.4% of sales, an increase of ten basis points, during the first quarter of fiscal 2016 as compared to the comparable period in fiscal 2015. This increase was driven by increases in salary-related expenses, depreciation expense and other store expenses, all as a percentage of sales.

Administrative expenses during the first quarter of fiscal 2016 increased $0.5 million, or 12.5%, to $4.8 million. Administrative expenses as a percentage of sales decreased ten basis points during the first quarter of fiscal 2016 as compared to the comparable period of fiscal 2015 as a result of the Company’s ability to support additional store investments and sales without proportionate increases in the cost of overhead.

In the first quarter of fiscal 2016, both store and administrative expenses were favorably impacted by lower incentive compensation and other discretionary benefits expense, reflecting the Company’s pay-for-performance philosophy. The favorable impact to administrative expenses was partially offset by deferred compensation expenses and, to a lesser extent, stock compensation expenses.

Pre-opening and relocation expenses increased $0.4 million during the first quarter of fiscal 2016 compared to the comparable period in fiscal 2015, primarily due to the timing, nature and location of new store openings and relocations. The Company opened four new stores and relocated two stores during the first quarter of fiscal 2016, compared to opening four new stores during the first quarter of fiscal 2015.

Interest expense decreased less than $0.1 million in the first quarter of fiscal 2016 compared to the comparable period in fiscal 2015, primarily due to an increase in capitalized interest expense.

Net income increased $0.2 million, or 5.2%, to $3.7 million during the first quarter of fiscal 2016 compared to the comparable period in fiscal 2015. Diluted earnings per share was $0.17 in the first quarter of fiscal 2016, compared to $0.16 in the first quarter of fiscal 2015.

EBITDA increased $1.3 million, or 11.5%, to $12.7 million in the first quarter of fiscal 2016 compared to the comparable period in fiscal 2015. EBITDA as a percentage of sales was 7.6% in the first quarter of fiscal 2016, compared to 7.8% during the comparable period in fiscal 2015.

(1)

The Company had 13 and 11 stores accounted for as capital and financing lease obligations for the first quarter of fiscal 2016 and 2015, respectively. For leases accounted for as capital and financing lease obligations, the Company does not record straight-line rent expense in cost of goods sold and occupancy costs, but rather rental payments are recognized as a reduction of the capital and financing lease obligations and as interest expense. The stores that were accounted for as capital and financing lease obligations rather than being reflected as operating leases increased gross margin as a percentage of sales by approximately 55 and 60 basis points in the first quarter of fiscal 2016 and 2015, respectively. Additionally, accounting for these stores as capital and financing lease obligations rather than operating leases increased EBITDA as a percentage of sales by approximately 55 and 60 basis points in the first quarter of fiscal 2016 and 2015, respectively, due to the impact on gross profit, as well as occupancy costs that would have been included in pre-opening expenses.

Balance Sheet and Cash Flow

As of December 31, 2015, the Company had $2.1 million in cash and cash equivalents, no amounts outstanding on its revolving credit facility, $1.0 million in outstanding letters of credit and $24.0 million available for borrowing under the credit facility. On January 28, 2016, the Company entered into a new $30 million revolving credit facility with a maturity date of January 31, 2021 and improved terms and conditions. The Company has the right to increase the amount available for borrowing under the new credit facility by an additional amount that may not exceed $20.0 million if the existing lenders or other eligible lenders agree to provide an additional commitment or commitments.

During the first quarter of fiscal 2016, the Company generated $9.5 million in cash from operations and invested $10.2 million in capital expenditures, primarily for new stores and relocations.

Growth and Development

During the first quarter of fiscal 2016, the Company opened four new stores, bringing the total store count as of December 31, 2015 to 107 stores in 18 states. The Company opened four new stores in each of the first quarters of fiscal 2016 and 2015, resulting in a 17.6% and 19.7% unit growth rate, respectively, during those periods. Additionally, the Company completed the relocation of two stores during first quarter of fiscal 2016.

During fiscal 2016, the Company expects to open 23 stores, resulting in 22.3% unit growth. Since the end of the first quarter of fiscal 2016, the Company has opened one new store in Little Rock, Arkansas. As of the date of this release, the Company has 21 signed leases for stores planned to open in fiscal 2016 and 2017 in Arizona, Arkansas, Colorado, Idaho, Iowa, Missouri, Oregon, Texas, Utah and Washington.

Fiscal 2016 Outlook

For fiscal 2016, the Company expects:

	Prior Fiscal 2016 Outlook	Current Fiscal 2016 Outlook	Q1 FY’16 Actual
Number of new stores	23	*	4
Number of relocations	4	3	2
Number of remodels	2	*	—
Daily average comparable store sales growth	5% to 7%	*	3.6%
EBITDA as a percent of sales	7.8% to 8.0%	*	7.6%
Net income as a percent of sales	2.3% to 2.5%	*	2.2%
Diluted earnings per share	$0.79 to $0.83	*	$0.17
Capital expenditures (in millions)	$54 to $56	*	$10.2

*No Change from prior outlook.

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US); 1-855-669-9657 (Canada); or 1-412-902-4289 (International). The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is a rapidly expanding specialty retailer of natural and organic groceries and dietary supplements whose products must meet strict quality guidelines. The grocery products sold by Natural Grocers may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 108 stores in 18 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical facts are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as changes in the Company’s industry, business strategy, goals and expectations concerning the Company’s market position, the economy, future operations, margins, profitability, capital expenditures, liquidity and capital resources, other financial and operating information and other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015 (Form 10-K) and the Company’s subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company’s subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company’s website at http://Investors.NaturalGrocers.com.

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended December 31,
	2015	2014

Net sales	$167,786	145,887
Cost of goods sold and occupancy costs	119,491	103,593
Gross profit	48,295	42,294
Store expenses	35,899	31,049
Administrative expenses	4,754	4,227
Pre-opening and relocation expenses	948	577
Operating income	6,694	6,441
Interest expense	(653)	(735)
Income before income taxes	6,041	5,706
Provision for income taxes	(2,293)	(2,142)
Net income	$3,748	3,564

Net income per share of common stock:
Basic	$0.17	0.16
Diluted	$0.17	0.16
Weighted average number of shares of common stock outstanding:
Basic	22,497,287	22,487,118
Diluted	22,504,026	22,494,373

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except share data)

	December 31, 2015	September 30, 2015
Assets
Current assets:
Cash and cash equivalents	$2,142	2,915
Accounts receivable, net	2,107	2,576
Merchandise inventory	79,282	74,818
Prepaid expenses and other current assets	1,137	1,108
Deferred income tax assets	869	866
Total current assets	85,537	82,283
Property and equipment, net	150,159	145,219
Other assets:
Deposits and other assets	888	778
Goodwill and other intangible assets, net of accumulated amortization of $691 and $693, respectively	5,615	5,623
Deferred financing costs, net	17	21
Total other assets	6,520	6,422
Total assets	$242,216	233,924

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$52,994	49,896
Accrued expenses	16,355	19,649
Capital and financing lease obligations, current portion	406	333
Total current liabilities	69,755	69,878
Long-term liabilities:
Capital and financing lease obligations, net of current portion	27,246	27,274
Deferred income tax liabilities	9,620	6,073
Deferred compensation	422	314
Deferred rent	7,251	6,922
Leasehold incentives	8,461	7,975
Total long-term liabilities	53,000	48,558
Total liabilities	122,755	118,436
Commitments
Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized, 22,497,482 and 22,496,628 shares issued and outstanding, respectively	22	22
Additional paid-in capital	55,207	54,982
Retained earnings	64,232	60,484
Total stockholders’ equity	119,461	115,488
Total liabilities and stockholders’ equity	$242,216	233,924

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Three months ended December 31,
	2015	2014
Operating activities:
Net income	$3,748	3,564
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,045	4,981
Loss (gain) on disposal of property and equipment	2	(4)
Share-based compensation	232	181
Excess tax benefit from share-based compensation	(3)	—
Deferred income tax expense (benefit)	3,545	(564)
Non-cash interest expense	4	4
Changes in operating assets and liabilities
Decrease (increase) in:
Accounts receivable, net	469	496
Merchandise inventory	(4,464)	(2,702)
Prepaid expenses and other assets	(141)	(328)
Increase (decrease) in:
Accounts payable	2,184	2,141
Accrued expenses	(3,290)	(1,308)
Deferred compensation	108	—
Deferred rent and leasehold incentives	1,054	445
Net cash provided by operating activities	9,493	6,906
Investing activities:
Acquisition of property and equipment	(10,180)	(7,572)
Proceeds from sale of property and equipment	12	4
Payment for acquisition.	—	(5,601)
Net cash used in investing activities	(10,168)	(13,169)
Financing activities:
Borrowings under credit facility	96,032	24,590
Repayments under credit facility	(96,032)	(21,508)
Capital and financing lease obligations payments	(91)	(55)
Excess tax benefit from share-based compensation	3	—
Payments on withholding tax for restricted stock unit vesting	(10)	(22)
Net cash (used in) provided by financing activities	(98)	3,005
Net decrease in cash and cash equivalents	(773)	(3,258)
Cash and cash equivalents, beginning of period	2,915	5,113
Cash and cash equivalents, end of period	$2,142	1,855
Supplemental disclosures of cash flow information:
Cash paid for interest	$40	8
Cash paid for interest on capital and financing lease obligations, net of capitalized interest of $159 and $51, respectively	622	711
Income taxes paid	1,218	4,270
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$7,342	3,468
Property acquired through capital and financing lease obligations	—	3,355

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measure
(Unaudited)

In addition to reporting financial results in accordance with GAAP, the Company provides information regarding EBITDA which is not in accordance with, or an alternative to, GAAP (i.e. a non-GAAP financial measure). The Company defines EBITDA as net income before interest expense, provision for income taxes and depreciation and amortization.

The Company believes EBITDA provides additional information about: (i) operating performance, because it assists in comparing the operating performance of stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from core operations such as interest expense and income taxes and (ii) the performance and the effectiveness of operational strategies. Additionally, EBITDA is a measure of the Company’s financial covenants under its credit facility and is one of the factors upon which incentive compensation payments under the Company’s incentive compensation plan is based.

Furthermore, management believes that some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in the industry and their understanding of the Company’s performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing ongoing results of operations. By providing this non-GAAP financial measure, together with a reconciliation from net income, the Company believes it is enhancing investors’ understanding of the business and results of operations, as well as assisting investors in evaluating how well the Company is executing strategic initiatives.

The Company’s competitors may define EBITDA differently, and as a result, the Company’s measure of EBITDA may not be directly comparable to EBITDA of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance.

EBITDA is a supplemental measure of operating performance that does not represent, and should not be considered as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of the Company’s financial performance. EBITDA has limitations as an analytical tool, and should not be considered in isolation or as an alternative to, or substitute for, analysis of the Company’s results as reported under GAAP. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of the business.

The following table reconciles net income to EBITDA (dollars in thousands):

	Three months ended December 31,
	2015	2014
Net income	$3,748	3,564
Interest expense	653	735
Provision for income taxes	2,293	2,142
Depreciation and amortization	6,045	4,981
EBITDA	$12,739	11,422

The Company does not provide financial guidance for forecasted net income, and, therefore, is unable to provide a reconciliation of its EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP.

CONTACT: Ashley MacLeod, Director of Finance and Investor Relations, 303-986-4600, amacleod@naturalgrocers.com